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                                  EXHIBIT 4A

             Amended Articles of Incorporation of the Registrant,
                            as of November 10, 1997




































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                           LAKE ARIEL BANCORP, INC.


                       AMENDED ARTICLES OF INCORPORATION
                            AS OF NOVEMBER 10, 1997


1.       Corporation's name

         The name of the corporation is Lake Ariel Bancorp, Inc.

2.       Corporation's Address

         The address of this corporation's current registered office in this Commonwealth and the county of venue is Main Street, Lake Ariel, Pennsylvania 18436, Wayne County.

3.       State of Incorporation and Purpose

         This corporation is incorporated under the provisions of the Business Corporation Law of 1933, as amended, and its purpose is to have unlimited power to engage in and do any lawful act concerning any or all lawful business for which corporations may be incorporated under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania.

4.       Term of Existence

         The term of existence of this corporation is perpetual.

5.       Number of Shares

         The aggregate number of shares which the Corporation shall have authority to issue is: Ten Million (10,000,000) shares of Common Stock of the par value of Twenty-One Cents ($0.21) per share (the "Common Stock") and One Million (1,000,000) shares of Preferred Stock of the par value of One Dollar and Twenty-Five Cents ($1.25) per share (the "Preferred Stock") with a total authorized capital of Three Million Three Hundred and Fifty Thousand Dollars ($3,350,000).

         The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide for series of Preferred Stock out of the unissued shares of Preferred Stock. Before any shares of any such series are issued, the Board of Directors shall fix, and hereby is expressly empowered to fix, by resolution or resolutions, the following provisions of the shares thereof:

         (a) the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;

         (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

         (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

         (d) whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other conditions of such redemption;


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         (e)      the amount or amounts payable upon shares of such series
                  upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

         (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

         (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other securities, and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

         (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

         (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issuance of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

         (j) any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.


         The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accrue and/or be cumulative.

6.       Incorporator's Names and Addresses

         The name and address of each incorporator is: Joseph W. Collins, R.D. #4, Lake Ariel, PA 18436; Arthur M. Davis, R.D. #2, Lake Ariel, PA 18436; and John G. Martines, 27-10th Avenue, Carbondale, PA 18407.

7.       Cumulative Voting Rights

         Cumulative voting rights shall not exist with respect to the election of directors.

8.       Opposition of Tender (or other offer)

         A. The Board of Directors may, if it deems it advisable, oppose a tender, or other offer for the corporation's securities, whether the offer is in cash or in securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but it is not legally obligated to, consider any pertinent issues; by way of illustration, but not of limitation, the Board of Directors may, but shall not be legally obligated to, consider any and all of the following:

                  (1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the corporation.

                  (2) Whether a more favorable price could be obtained for the corporation's securities in the future.



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                  (3)      The impact which an acquisition of the corporation
                           would have on its employees, depositors and customers of the corporation and its subsidiaries in the community which they serve.

                  (4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the corporation's stock.

                  (5) The value of the securities, if any, which the offeror is offering in exchange for the corporation's securities, based on an analysis of the worth of the corporation as compared to the corporation or other entity whose securities are being offered.

                  (6) Any antitrust or other legal and regulatory issues that are raised by the offer.

         B. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose including, but not limited to, any and all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

9.       Classification of Directors

         The Board of Directors of the Corporation shall be divided into three classes, the respective terms of office of which shall end in successive years. The number of directors in each class shall be specified in the Bylaws and shall be nearly as equal as possible. Unless they are elected to fill vacancies, the directors in each class shall be elected to hold office until the third successive annual meeting of shareholders after their election and until their successors shall have been elected and qualified. At each annual meeting of shareholders the directors of only one class shall be elected, except directors who may be elected to fill vacancies.

10. Filling of Vacancies in Board of Directors Caused by Increase in Number of Directors

         Any directorship to be filled by reason of an increase in the number of directors may be filled by the Board of Directors. The Board of Directors shall specify the class in which a director so elected shall serve. Any director elected by the Board of Directors shall hold office only until the next annual meeting of the shareholders and until his successor shall have been elected and qualified, notwithstanding that the term of office of the other directors in the class of which he is a member does not expire at the time of such meeting. His successor shall be elected by the shareholders to a term of office which shall expire at the same time as the term of office of the other directors in the class to which he is elected.

11.      Number of Directors

         The Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) shareholders, the exact number to be fixed and determined from time to time by resolution of a majority of the shareholders at any annual or special meeting thereof.

12.      Preemptive Rights

         No holder of shares of any class or of any series of any class shall have any preemptive rights to subscribe for, purchase or receive any shares of the corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the corporation, or any options or rights to purchase any such shares or securities, issued or sold by the corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

13.      Indebtedness

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         The corporation shall have authority to borrow money and the Board of
         Directors, without the approval of the shareholders and acting within their sole discretion, shall have the authority to issue debt instruments of the corporation upon such terms and conditions and with such limitation as the Board of Directors deems advisable. The authority of the Board of Directors shall include, but not be limited to, the power to issue convertible debentures.

14.      Indemnification

         Every person who is or was a director, officer, employee, or agent of the corporation, or of any Corporation which he served as such at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him, in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director, officer, employee or agent of the Corporation, or of such other Corporation, whether or not he is a director, officer, employee or agent of the Corporation or such other Corporation at the time the expenses or liabilities are incurred.

15.      Shareholder Action

         No merger, consolidation, liquidation or dissolution of the Corporation nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent
        (66 2/3%) of the outstanding shares of Common Stock. This Article 15 may not be amended unless first approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Common Stock.



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